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                                                                    EXHIBIT 4.23

                              ONLINE GAME SOFTWARE
                       DISTRIBUTION AND LICENSE AGREEMENT

                                    THE SIGN

                                DECEMBER 28, 2004

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

                      SHANGHAI SHANDA NETWORKING CO., LTD.

                       NANJING SHANDA NETWORKING CO., LTD.

                     HANGZHOU BIANFENG NETWORKING CO., LTD.

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                              ONLINE GAME SOFTWARE
                       DISTRIBUTION AND LICENSE AGREEMENT

THIS ONLINE GAME SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT (this "Agreement") is entered into as of December 28, 2004 ("Effective Date") by and among:

(1) SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD., a corporation organized and existing under the laws of the People's Republic of China (the "PRC") and having its registered address at Room 638-7, Building 2, No. 351 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai, the PRC ("Shengqu" or "Licensor");

(2) SHANGHAI SHANDA NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Room 402-B, No. 727 Zhangjjiang Road, Pudong New Area, Shanghai, the PRC ("Shanda Networking");

(3) NANJING SHANDA NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Room 801, 18 F International Garden Apartment, High-technology Area, Nanjing, the PRC ("Nanjing Shanda "); and

(4) HANGZHOU BIANFENG NETWORKING CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang, the PRC ("Bianfeng").

For the purpose of this Agreement, Shanda Networking, Nanjing Shanda and Bianfeng shall be referred to collectively as the "Licensees".

                                    RECITALS

WHEREAS, Shengqu engages in the business of developing, distributing and selling computer games, including online games played by multiple users;

WHEREAS, the Licensees engage in the business of the operating, publishing and selling online games;

WHEREAS, Shengqu and Shanda Networking had entered into a online game software distribution and license agreement on June 1, 2004 and Shengqu granted the Shanda Networking from June 1, 2004 to

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May 31, 2005 (i) a license to distribute and sell an online game known as the
Game (as defined in clause 1.4) in specific districts (the "Territory", as defined in clause 1.6) and (ii) a right to manage and operate servers for the Game, to provide technical support to users of the Game, to bill users, and to provide marketing services, each in the Territory (the "Services"); and

WHEREAS, Shanda Networking desires to sublicense and distribute the Game to Nanjing Shanda and Bianfeng from January 1, 2005 to May 31, 2005. Shengqu agrees to the sublicense and distribution and Nanjing Shanda and Bianfeng desires to gain the sublicense and distribution.

WHEREAS, Shengqu desires to license and distribute the Game to Shanda Networking, Nanjing Shanda and Bianfeng in specific regions from June 1, 2005 to December 31, 2005.

NOW, THEREFORE, in consideration of the premises and the mutual consideration received and to be received pursuant to this Agreement, the parties agree as following. This Agreement will replace the online game software distribution and license agreement between Shanda Networking and Shengqu dated on June 1, 2004.

1.    DEFINITIONS.

In this Agreement, unless the context otherwise requires, the following expressions shall have the meanings set forth below:

1.1 "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday in the PRC.

1.2 "Client Software" shall mean software sold, provided or distributed to the users and therefore, to be loaded onto the user's personal computer.

1.3 "Server Software" shall mean system software and a proprietary database (including the content and records located in such database) located on servers connected to the Internet.

1.4   "Game" shall mean an online game known as The Sign.

1.5 "Intellectual Property" shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including, but not limited to, copyrights (including without limitation, the sole and exclusive right to prepare "derivative works of the copyrighted work and to copy, manufacture,

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      reproduce, distribute copies of, modify, perform and display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works; (b) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights of publicity, merchandising rights, advertising rights and similar rights; (c) rights in and relating to the protection of trade secrets and confidential information; (d) patents, designs, algorithms and other industrial property rights and rights associated therewith; (e) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, rental rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (f) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing); and (g) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation, the right to license and sublicense, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

1.6 "Territory" shall include East China, North-east China, North China, North-west China, South-west China, and Central-south China. East China include Shanghai, Jiangsu province, Zhejiang province, Anhui province, Fujian province, Jiangxi province and Shandong province; North-east China include Liangning province, Jilin province and Heilongjiang province; North China include Beijing, Tianjin, Hebei province, Shanxi province and Inner Mongolia autonomous region; North-west China include Shanxi province, Gansu province, Qinghai province, Ningxia autonomous region and Xinjiang autonomous region; South-west China include Chongqin, Sichuan province, Guizhou Province, Yunnan province and Xizhang autonomous region. Central-south China include Henan province, Hubei province, Guangdong province, Guangxi autonomous region and Hainan province.

2.    DISTRIBUTION LICENSE

2.1 Shanda Networking shall reserve an exclusive right to distribute and sell the Game and its peripheral products in North China, North-west China and South-west China;

      Shanda Networking grants Nanjing Shanda an exclusive license to distribute and sell the Game and its peripheral products in Central-south China and East China;

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      Shanda Networking grants Bianfeng an exclusive license to distribute and sell the Game and its peripheral products in North-east China.

2.2 The Licensees shall, during the term of this Agreement, diligently and faithfully provide the Services, distribution and sell the Game and its peripheral products in the Territory and shall use its best endeavors to maintain the goodwill of Shengqu in the Territory. The Licensees shall leave in position and not cover or erase any notices or other marks (including, without limitation, details of patents or notices that a trademark design or copyright relating to the Game is owned by Shengqu or a third party) which Shengqu may place or affix to the Game.

2.3 During the term of this Agreement, the Licensees shall not sell, sublicense, export or assist in or be a party to the export of the Game outside the Territory.

3.    INTELLECTUAL PROPERTY RIGHTS

3.1 Shengqu expressly covenants and warrants that it has good title or authorization to the Game, Client Software, Server Software and the right to license their use to the Licensees free of any proprietary rights of any other party or any other encumbrance whatsoever.

3.2 Shengqu acknowledges that ownership rights in all data and data files (including, but not limited to, user data, data recorded and stored in the game database, connection log, billing log, chatting log and other related data) which are generated by the servers during operation of the Game within the Territory, and the contents of related documentation, and Intellectual Property Rights therein or associated therewith, will remain with The Licensees, who will have the exclusive right to protect the same.

3.3 The Licensees agree to report to Shengqu any known infringements, illegal uses or misuses of the Intellectual Property Rights of Shengqu in connection with the Game in its original and/or localized form and any part thereof, the game engine, the Client Software, the Server Software, and the contents of related documentation in the Territory. The Licensees agrees to assist Shengqu in enforcing or obtaining protection of such items and acknowledges that Shengqu shall have the sole right to bring a legal action or suit for infringement thereof. Such assistance shall be at Shengqu's expense unless the matter to which such assistance applies arises out of or from or is related in any way to the breach by the Licensees of any term or condition of this Agreement or by the Licensees' willful misconduct, in which case such assistance shall be at the Licensees' expense.

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4.    INITIAL PAYMENT

4.1 In consideration of the rights have been granted by Shengqu to Shanda Networking from January 1, 2005 to May 31, 2005, and Shanda Networking had paid to Shengqu the initial fees of RMB 5,000,000, now (i) Nanjing Shanda should pay to Shanda Networking the sublicense fees of RMB 1,460,000, and
      (ii) Bianfeng should pay to Shanda Networking the sublicense fees of RMB 210,000

4.2 Shengqu shall grant the Licensees the license and distribution right in the Territory from June 1,2005 to December 31, 2005, the Licensees will pay the initials in this period: (i) Shanda Networking should pay to Shengqu RMB 580,000; (ii) Nanjing Shanda should pay to Shengqu RMB 2,030,000; and (iii) Bianfeng should pay to Shengqu RMB 290,000.

5.    MONTHLY ROYALTY PAYMENTS

      The Licensees shall make monthly royalty payments to Shengqu as following:

5.1 The Licensees shall pay to Shengqu 26 % of the revenues received in connection with operating the Game.

5.2 The Licensees shall provide an income statement for each month to Shengqu for its review and confirmation by the 10th day of the following month.

5.3 The Licensees shall pay to Shengqu the monthly royalty payment for each month by the 30th day of the month after the month in which Shengqu confirms the income statement under Clause 5.2.

5.4 Shengqu shall provide The Licensees the receipt for a monthly royalty payment by the 15th day after the Licensees makes such monthly royalty payment.

6.    TERM

The term of this Agreement shall be for a period from January 1, 2005 to December 31, 2005.

7.    RIGHTS ON TERMINATION

Upon termination of this Agreement:

7.1 All of the Licensees's rights with respect to the Game, in its original and/or localized form and any part

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      thereof, the game engine, the Client Software, the Server Software, the tools, and the codes will automatically and immediately terminate, and The Licensees shall immediately cease to use the Game in its original and/or localized form and any part thereof, the game engine, the Client Software, the Server Software, the tools, and the codes, and shall destroy or return (at Shengqu's option) any materials representing the same to Shengqu, along with a written confirmation of destruction or return, signed by an officer of The Licensees.

7.2 Any termination of this Agreement shall not affect any rights and obligations accrued as of the date of the termination. For the avoidance of doubt, any monthly royalty payment accrued prior to the termination shall be payable notwithstanding the termination and the payment shall be governed to the same extent by the terms of monthly royalty payment under this Agreement.

8.    DEFAULT

8.1 For the purposes of this Agreement, a party shall be in default if (i) it materially breaches a term of this Agreement causing serious harm to the goodwill and advantages of the other party, and such breach continues for a period of sixty (60) days after the party committing the breach has been notified of the breach, or (ii) it become insolvent.

8.2 Upon occurrence of an event of default as described in the clause 8.1, the party not in default may immediately terminate this Agreement by giving written notice to the party in default. The rights and remedies provided to the parties in this Clause shall not be exclusive and are in addition to any other rights and remedies provided by this Agreement or at law or in equity.

9.    INDEMNIFICATION

9.1 The Licensees shall indemnify, defend and hold Shengqu and its affiliates, directors, officers, employees, shareholders, and agents harmless from and against any and all claims, losses, liabilities, costs and expenses arising out of any third-party claim relating to:

      9.1.1 Any violation by The Licensees of any of the provisions of this Agreement; and

      9.1.2 Any gross misconduct or intentional acts or omissions on the part of The Licensees or its employees or agents.

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9.2   Shengqu shall indemnify, defend and hold The Licensees and its affiliates, directors, officers, employees, shareholders, and agents harmless from and against any and all claims, losses, liabilities, costs and expenses arising out of any third-party claim relating to:

      9.2.1 Any violation by Shengqu of any of the provisions of this Agreement; and

      9.2.2 Any gross misconduct or intentional acts or omissions on the part of Shengqu or its employees or agents.

9.3   Indemnification procedure shall be as following:

      9.3.1 A party seeking indemnification (the "Indemnified Party") will promptly notify the other party (the "Indemnifying Party") in writing of any claim for indemnification.

      9.3.2 The Indemnifying Party will, if requested by the Indemnified Party, give assistance to the Indemnified Party in defense of any claim.

      9.3.3 The Indemnified Party will have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim with the prior written consent of the Indemnified Party.

10.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

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IN WITNESS WHEREOF, Shengqu and the Licensees have each caused this Agreement to be executed and delivered by a duly authorized representative, officer or agent, effective as of the Effective Date.

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By:___________________________
Name: Chen Tianqiao
Title: Chief Executive Officer

SHANGHAI SHANDA NETWORKING CO., LTD.

By:___________________________
Name: Chen Danian
Title: Senior Vice President

NANJING SHANDA NETWORKING CO., LTD.

By:___________________________
Name: Tang Jun
Title: President

HANGZHOU BIANFENG NETWORKING CO., LTD.

By:___________________________
Name: Wang Jingying
Title: Vice President

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